                             Policy Number SPECIMEN

                 Insured JOHN DOE

    Initial Specified Amount $100,000            Date of Issue May 1, 2000

                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

    A Stock Company    Home Office Location:    120 Madison Street, Suite 1700
                                                Syracuse, New York 13202

     Administrator Mailing Address:  The Lincoln National Life Insurance Company
                                     350 Church Street
                                     Hartford, CT 06103-1106

Lincoln Life & Annuity Company of New York ("Lincoln New York") agrees to pay the Death Benefit Proceeds to the Beneficiary upon receipt of due proof of the Insured's death during the continuance of the policy. Such payment shall be made as provided under GENERAL PROVISIONS, PAYMENT OF PROCEEDS. Lincoln New York further agrees to pay the Surrender Value to the Owner upon surrender of the policy.

RIGHT TO EXAMINE THE POLICY. The policy may be returned to the insurance agent through whom it was purchased or to Lincoln New York within 10 days after receipt of the policy (60 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right-to-Examine Period"), any premium paid will be placed in the Money Market Fund and, if the policy is so returned, it will be deemed void from the Date of Issue and Lincoln New York will refund all premium paid. If the policy is not returned, the premium payment will be processed as set forth in PREMIUM AND REINSTATEMENT PROVISIONS, ALLOCATION OF NET PREMIUM PAYMENTS.

ANY BENEFITS AND VALUES PROVIDED BY THE POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE DATE OF ISSUE EQUAL THE INITIAL SPECIFIED AMOUNT OF THE POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED UNDER INSURANCE COVERAGE PROVISIONS. THE DURATION OF COVERAGE IS VARIABLE AND MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT.

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, the policy is executed by Lincoln New York as of the Date of Issue.


                                                /s/ Joanne Collins

                  Registrar                       PRESIDENT

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

  Non-Participating Variable life insurance payable upon death of the Insured.
                            Adjustable Death Benefit.
                  Surrender Value payable upon surrender of the
                                     policy.
         Flexible premiums payable to when the Insured reaches Age 100.
                Investment results reflected in policy benefits.
          Premium Payments and Supplementary Coverages as shown in the
                             Policy Specifications.


LN680                               NY                                         1

                                TABLE OF CONTENTS

                                                                                                              Page*
Policy Specifications...........................................................................................3

Schedule 1: Surrender Charges...................................................................................5

Schedule 2: Expense Charges and Fees............................................................................6

Schedule 3: Table of Guaranteed Maximum Cost of Insurance Rates Per $1,000......................................7

Schedule 4: Corridor Percentages Table..........................................................................8

Definitions.....................................................................................................9

Premium and Reinstatement Provisions............................................................................11

Ownership, Assignment and Beneficiary Provisions................................................................13

Variable Account Provisions.....................................................................................14

Policy Values Provisions........................................................................................15

Transfer Privilege Provision....................................................................................17

Optional  Sub-Account Allocation Programs.......................................................................18

Nonforfeiture and Surrender Value Provisions....................................................................18

Loan Provisions.................................................................................................19

Insurance Coverage Provisions...................................................................................20

General Provisions..............................................................................................22


Followed by Optional Methods of Settlement and Any Riders


*Page 4 is intentionally "blank."




LN680                               NY                                         2

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN


                      Insured  JOHN DOE
     Initial Specified Amount  $100,000        Date of Issue  MAY 1, 2000
     Minimum Specified Amount  $100,000            Issue Age  35
     Monthly Anniversary Day   15              Premium Class  STANDARD


LN680 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

BENEFIT AMOUNT:           See Initial Specified Amount

DEATH BENEFIT OPTION:     Death Benefit Option is 1. (See INSURANCE COVERAGE
                          PROVISIONS.)

PREMIUM PAYMENTS:         Initial premium paid with application $715.00
                          Planned Premium $715.00
                          Additional premium payments may vary by frequency or amount.

PAYMENT MODE:             ANNUALLY

NO LAPSE PREMIUM:         A payment of at least $52.61 is due as of the Date of
                          Issue and each Monthly Anniversary Day during the first 10 policy years thereafter to guarantee the policy will not lapse during those years. All or a portion of the remaining monthly premiums can be paid in advance at any time. (For example, 12 times this amount could be paid at the beginning of a Policy
                          Year to satisfy the requirements for that Policy Year.
                          The No Lapse Provision applies to the first 10
                          Policy Years only. See PREMIUM AND REINSTATEMENT
                          PROVISIONS, No Lapse Provision.)


NOTE: Except during years when the No Lapse Provision is in effect, the policy will terminate before the Insured reaches Age 100 if the actual premiums paid and investment experience are insufficient to continue coverage to such a date. Crediting of additional interest is not guaranteed and, subject to the guaranteed minimum rate. Lincoln New York has the right to change the amount of interest credited and the amount of Cost of Insurance or other expense charges deducted which may require more premium to be paid than was illustrated, or the Accumulation Values may be less than those illustrated.

           UNDER FEDERAL LAW, THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED REACHES AGE 100 AND MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES. A TAX ADVISOR SHOULD BE CONSULTED PRIOR TO THE CONTINUATION OF THE POLICY AFTER THE INSURED REACHES AGE 100.

Limits on Allocation of Net Premium Payments: All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium Payments will be allocated net of the Premium Load specified in SCHEDULE 2.

Limits on Transfers from the Fixed Account: Transfers from the Fixed Account shall be made only within the 30 day period after an anniversary of the Date of Issue. The amount of all such transfers in any such 30 day period shall not exceed the lesser of: (a) 25% of the Fixed Account Value as of that Policy Anniversary, or (b) $250,000. (See TRANSFER PRIVILEGE PROVISION.)




                                                         (Continued on page 3.1)


LN680                               NY                                         3

                              POLICY SPECIFICATIONS

                             Policy Number SPECIMEN


                            Insured  JOHN DOE
           Initial Specified Amount  $100,000        Date of Issue  MAY 1, 2000
           Minimum Specified Amount  $100,000            Issue Age  35
            Monthly Anniversary Day  15              Premium Class  STANDARD



OWNER
The Insured

BENEFICIARY
Jane Doe, Wife, if surviving the Insured



LN680                               NY                                       3.1

                          This Page Intentionally Blank

                          SCHEDULE 1: SURRENDER CHARGES

The charge assessed upon full surrender of the policy will be the lesser of the Surrender Charge shown or the then current Net Accumulation Value. Upon either a partial surrender or a decrease in Specified Amount, no surrender charge is applied. An additional surrender charge table will apply to each increase in Specified Amount permitted by Lincoln New York. The additional table will apply as of the date of the increase.

                                          SURRENDER CHARGE AS OF
         POLICY YEAR                     BEGINNING OF POLICY YEAR
         -----------                     ------------------------
             1                               $2,450.60
             2                               $2,450.60
             3                               $2,367.70
             4                               $2,281.60
             5                               $2,192.20
             6                               $2,099.50
             7                               $2,003.10
             8                               $1,903.10
             9                               $1,799.30
            10                               $1,691.40
            11                               $1,579.40
            12                               $1,462.80
            13                               $1,341.50
            14                               $1,215.20
            15                               $1,083.80
            16 and thereafter                    $0.00

The procedures for full and partial surrenders and the imposition of surrender charges for full surrenders are described in greater detail in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

A transaction fee of the lesser of $25 or 2% of the amount surrendered is assessed for each partial surrender and will be processed as set forth in NONFORFEITURE AND SURRENDER VALUE PROVISIONS, PARTIAL SURRENDER.





















LN680                               NY                                         5

                      SCHEDULE 2: EXPENSE CHARGES AND FEES

PREMIUM LOAD. Lincoln New York will deduct a Premium Load of 5.0% from each premium payment.

MONTHLY ADMINISTRATIVE FEE. A Monthly Deduction is made on each Monthly Anniversary Day from the Net Accumulation Value. (SEE POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) The Monthly Deduction includes an administrative fee charge, Cost of Insurance charges and any charges for supplemental riders or optional benefits.

The monthly administrative fee consists of: (a) a fee of $10.00 per month during each Policy Year; (b) a monthly charge per $1,000 of Initial Specified Amount for the first 24 months from the Date of Issue, and (c) a monthly charge per $1,000 for any increase in Specified Amount for the 24 months following the date of increase. The charge(s) described in (b) and (c) will be determined using the table below and will be based on the Insured's Age at the Date of Issue and at the date of any increase in Specified Amount.

CHARGES AND FEES ASSOCIATED WITH THE VARIABLE SUB-ACCOUNTS. Lincoln New York imposes a mortality and expense risk ("M&E") charge, which is calculated as a percentage of the value of the Variable Sub-Accounts. The M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. This charge is equal to an annual rate of .90% of a Variable Sub-Account's value during Policy Years 1 through 19, and .20% during the 20th and later Policy Years.

Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

TRANSFER FEE. A transaction fee of $25 may be applied by Lincoln New York to each transfer request in excess of 12 made during any Policy Year. A single transfer request, either In Writing or by telephone, may consist of multiple transactions.


                        EXPENSE                                 EXPENSE                                 EXPENSE
                         CHARGE                                 CHARGE                                  CHARGE
       AGE             PER $1,000               AGE           PER $1,000                AGE           PER $1,000
--------------------------------------   ----------------------------------   ---------------------------------------
       0-12              0.0158                  46             0.0950                   65             0.2158
        13               0.0200                  47             0.0992                   66             0.2242
        14               0.0242                  48             0.1033                   67             0.2325
      15-30              0.0283                  49             0.1075                   68             0.2408
--------------------------------------   ----------------------------------   ---------------------------------------
        31               0.0325                  50             0.1117                   69             0.2492
        32               0.0367                  51             0.1158                   70             0.2575
        33               0.0408                  52             0.1200                   71             0.2658
        34               0.0450                  53             0.1242                   72             0.2742
        35               0.0492                  54             0.1283                   73             0.2825
--------------------------------------   ----------------------------------   ---------------------------------------
        36               0.0533                  55             0.1325                   74             0.2908
        37               0.0575                  56             0.1408                   75             0.2992
        38               0.0617                  57             0.1492                   76             0.3200
        39               0.0658                  58             0.1575                   77             0.3408
        40               0.0700                  59             0.1658                   78             0.3617
--------------------------------------   ----------------------------------   ---------------------------------------
        41               0.0742                  60             0.1742                   79             0.3825
        42               0.0783                  61             0.1825                   80             0.4033
        43               0.0825                  62             0.1908                  81+             0.4242
        44               0.0867                  63             0.1992
        45               0.0908                  64             0.2075
--------------------------------------   ----------------------------------   ---------------------------------------


LN680                               NY                                         6

         SCHEDULE 3: TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                (MONTHLY RATES PER $1,000 OF NET AMOUNT AT RISK)


SPECIAL NOTE:       The monthly Cost of Insurance Rate charged under the policy varies based on the sex, Age, duration and premium class of the person insured, but will not exceed the rates shown in the table below. However, in determining the Guaranteed
                    Maximum Cost of Insurance Rates, Lincoln New York will add to the rates below the amount of the Flat Extra Monthly
                    Insurance Cost, if any, shown in the POLICY SPECIFICATIONS.
                    If the person insured is in a rated premium class, the Guaranteed Maximum Cost of Insurance Rates will be those in the table multiplied by the Risk Factor, if any, shown in the POLICY SPECIFICATIONS. The rates below are based on the 1980 CSO Tables (Male or Female as appropriate).

                 MALE       FEMALE                      MALE       FEMALE                      MALE         FEMALE
               MONTHLY      MONTHLY                   MONTHLY      MONTHLY                   MONTHLY       MONTHLY
    AGE          RATE        RATE            AGE        RATE        RATE           AGE         RATE          RATE
-----------------------------------       -----------------------------------   -----------------------------------
       0        0.34845    0.24089            35      0.17586       0.13752           70     3.30338       1.84590
       1        0.08917    0.07251            36      0.18670       0.14669           71     3.62140       2.02325
       2        0.08251    0.06750            37      0.20004       0.15752           72     3.98666       2.24419
       3        0.08167    0.06584            38      0.21505       0.17003           73     4.40599       2.51548
       4        0.07917    0.06417            39      0.23255       0.18503           74     4.87280       2.83552
-----------------------------------       -----------------------------------   -----------------------------------
       5        0.07501    0.06334            40      0.25173       0.20171           75     5.37793       3.19685
       6        0.07167    0.06084            41      0.27424       0.22005           76     5.91225       3.59370
       7        0.06667    0.06000            42      0.29675       0.23922           77     6.46824       4.01942
       8        0.06334    0.05834            43      0.32260       0.25757           78     7.04089       4.47410
       9        0.06167    0.05750            44      0.34929       0.27674           79     7.64551       4.97042
-----------------------------------       -----------------------------------   -----------------------------------
      10        0.06084    0.05667            45      0.37931       0.29675           80     8.30507       5.52957
      11        0.06417    0.05750            46      0.41017       0.31677           81     9.03761       6.17118
      12        0.07084    0.06000            47      0.44353       0.33761           82     9.86724       6.91414
      13        0.08251    0.06250            48      0.47856       0.36096           83    10.80381       7.77075
      14        0.09584    0.06667            49      0.51777       0.38598           84    11.82571       8.72632
-----------------------------------       -----------------------------------   -----------------------------------
      15        0.11085    0.07084            50      0.55948       0.41350           85    12.91039       9.76952
      16        0.12585    0.07501            51      0.60870       0.44270           86    14.03509      10.89151
      17        0.13919    0.07917            52      0.66377       0.47523           87    15.18978      12.08770
      18        0.14836    0.08167            53      0.72636       0.51276           88    16.36948      13.35774
      19        0.15502    0.08501            54      0.79730       0.55114           89    17.57781      14.70820
-----------------------------------       -----------------------------------   -----------------------------------
      20        0.15836    0.08751            55      0.87326       0.59118           90    18.82881      16.15259
      21        0.15919    0.08917            56      0.95591       0.63123           91    20.14619      17.71416
      22        0.15752    0.09084            57      1.04192       0.66961           92    21.57655      19.43814
      23        0.15502    0.09251            58      1.13378       0.70633           93    23.20196      21.40786
      24        0.15169    0.09501            59      1.23235       0.74556           94    25.28174      23.83051
-----------------------------------       -----------------------------------   -----------------------------------
      25        0.14752    0.09668            60      1.34180       0.78979           95    28.27411      27.16158
      26        0.14419    0.09918            61      1.46381       0.84488           96    33.10677      32.32378
      27        0.14252    0.10168            62      1.60173       0.91417           97    41.68475      41.21204
      28        0.14169    0.10501            63      1.75809       1.00267           98    58.01259      57.81394
      29        0.14252    0.10835            64      1.93206       1.10539           99    83.33333      83.33333
-----------------------------------       -----------------------------------   -----------------------------------
      30        0.14419    0.11251            65      2.12283       1.21731
      31        0.14836    0.11668            66      2.32623       1.33511
      32        0.15252    0.12085            67      2.54312       1.45461
      33        0.15919    0.12502            68      2.77350       1.57247
      34        0.16669    0.13168            69      3.02328       1.69955
-----------------------------------       -----------------------------------

LN680                               NY                                        7

                     SCHEDULE 4: CORRIDOR PERCENTAGES TABLE


As of the Date of Issue of this policy the formula in effect to determine the amount under item (ii) of INSURANCE COVERAGE PROVISIONS; DEATH BENEFIT PROCEEDS is based on a percent of the Accumulation Value as determined from the following table:

                                          CORRIDOR                                             CORRIDOR
                 AGE                     PERCENTAGE                     AGE                   PERCENTAGE
             ------------               ------------                ------------             ------------
                 0-40                      250%                         70                       115%
                  41                       243                          71                       113
                  42                       236                          72                       111
                  43                       229                          73                       109
                  44                       222                          74                       107
             ------------               ------------                ------------             ------------
                  45                       215                          75                       105
                  46                       209                          76                       105
                  47                       203                          77                       105
                  48                       197                          78                       105
                  49                       191                          79                       105
             ------------               ------------                ------------             ------------
                  50                       185                          80                       105
                  51                       178                          81                       105
                  52                       171                          82                       105
                  53                       164                          83                       105
                  54                       157                          84                       105
             ------------               ------------                ------------             ------------
                  55                       150                          85                       105
                  56                       146                          86                       105
                  57                       142                          87                       105
                  58                       138                          88                       105
                  59                       134                          89                       105
             ------------               ------------                ------------             ------------
                  60                       130                          90                       105
                  61                       128                          91                       104
                  62                       126                          92                       103
                  63                       124                          93                       102
                  64                       122                          94                       101
             ------------               ------------                ------------             ------------
                  65                       120                          95                       100
                  66                       119                          96                       100
                  67                       118                          97                       100
                  68                       117                          98                       100
                  69                       116                          99                       100
             ------------               ------------                ------------             ------------



LN680                               NY                                       8

                                   DEFINITIONS


ACCUMULATION VALUE. The sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value under the policy.

ADMINISTRATOR MAILING ADDRESS. The Administrator Mailing Address for the policy is indicated on the front cover.

AGE. The age of the Insured at her or his nearest birthday.

COST OF INSURANCE. See POLICY VALUES PROVISIONS, COST OF INSURANCE.

COST OF INSURANCE RATES. This term is defined in SCHEDULE 3.

DATE OF ISSUE. The date from which Policy Years, Policy Anniversaries, and Age are determined. The Date of Issue is shown in the POLICY SPECIFICATIONS.

DEATH BENEFIT PROCEEDS. The amount payable to the Beneficiary upon death of the Insured in accordance with (a) the Death Benefit Option elected, and (b) GENERAL PROVISIONS, PAYMENT OF PROCEEDS. The two Death Benefit Options are described in INSURANCE COVERAGE PROVISIONS, Death Benefit Options.

DUE PROOF OF DEATH. A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Lincoln New York.

FIXED ACCOUNT. The account under which principal is guaranteed and interest is credited at a rate of not less than 4% per year. (See POLICY VALUES PROVISION, INTEREST CREDITED UNDER FIXED ACCOUNT.) Fixed Account assets are general assets of Lincoln New York and are held in Lincoln New York's general account.

FUND(S). The Funds in the Variable Sub-Account portfolios to which the Owner may allocate Net Premium Payments or transfers and in the shares of which such allocations shall be invested. Each Fund is an open-end management investment company registered under the 1940 Act.

GRACE PERIOD. See PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

IN WRITING. With respect to any notice to Lincoln New York, this term means a written form satisfactory to Lincoln New York and received by it at the Administrator Mailing Address. With respect to any notice by Lincoln New York to the Owner, any assignee or other person, this term means written notice by ordinary mail to such person at the most recent address in Lincoln New York's records.

LOAN ACCOUNT. The account in which policy indebtedness (outstanding loans and interest) accrues once it is transferred out of the Fixed and/or Variable Sub-Accounts. The Loan Account is part of Lincoln New York's general account.

MONTHLY ANNIVERSARY DAY. The Day of the month, as shown in the POLICY SPECIFICATIONS, when Lincoln New York makes the Monthly Deduction, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that month.



LN680                               NY                                        9

MONTHLY DEDUCTION. The Monthly Deduction is made from the Net Accumulation Value; this deduction includes the Cost of Insurance, an administrative expense charge and charges for supplemental riders or benefits, if applicable. (See POLICY VALUES PROVISIONS, MONTHLY DEDUCTION.) The first Monthly Deduction is made as of the Date of Issue. Monthly Deductions occur thereafter on each Monthly Anniversary Day.

MORTALITY AND EXPENSE RISK (M&E) RATE. A daily rate assessed by Lincoln New York as a percentage of the value of the Variable Sub-Accounts for its assumption of mortality and expense risks. The M&E Rate is specified in SCHEDULE 2.

NET ACCUMULATION VALUE. The Accumulation Value less the Loan Account Value.

NET PREMIUM PAYMENT. The portion of a premium payment, after deduction of the Premium Load as specified in SCHEDULE 2, available for allocation to the Fixed and/or Variable Sub-Accounts.

1940 ACT. The Investment Company Act of 1940, as amended.

NO LAPSE PREMIUM. The premium required to be paid to guarantee the policy will not lapse during the first 10 policy years. (See PREMIUM AND REINSTATEMENT PROVISIONS, No Lapse Provision.)

NYSE. New York Stock Exchange.

POLICY ANNIVERSARY. The day of the year the policy was issued, or the next Valuation Day if that day is not a Valuation Day or is nonexistent for that year.

POLICY YEAR. Each twelve-month period, beginning on the Date of Issue, during which the policy is in effect.

RIGHT-TO-EXAMINE PERIOD. See RIGHT TO EXAMINE THE POLICY, on the Cover of the policy.

SEC. The Securities and Exchange Commission.

SPECIFIED AMOUNT. The Specified Amount is shown in the Policy Specifications or in subsequent Policy Specifications, if later changed. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit Proceeds. It may be increased or decreased as described in INSURANCE COVERAGE PROVISIONS; CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTIONS.

SUB-ACCOUNT. The investment options available under this policy, including Variable Sub-Accounts and the Fixed Account.

SURRENDER VALUE. See NONFORFEITURE AND SURRENDER VALUE PROVISIONS, SURRENDER VALUE.

VALUATION DAY. Any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD. The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.




LN680                               NY                                       10

VARIABLE LIFE ACCOUNT M. The Lincoln Life & Annuity Company of New York (LLANY) Flexible Premium Variable Life Account consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets of Lincoln New York, the investment performance of which is kept separate from that of the general assets of Lincoln New York. Variable Account assets are not chargeable with the general liabilities of Lincoln New York.

VARIABLE ACCUMULATION UNIT. A unit of measure used to calculate the value of a Variable Sub-Account.

                      PREMIUM AND REINSTATEMENT PROVISIONS


PREMIUMS. The initial premium must be paid for coverage to be effective (see INSURANCE COVERAGE PROVISIONS, DATE OF COVERAGE). Additional premium may be paid, with the consent of Lincoln New York and subject to the requirements under ADDITIONAL PREMIUMS, at any time before the Insured reaches Age 100. There is no minimum premium requirement. However, except as provided under the NO LAPSE PROVISION, the policy will lapse subject to the terms set forth in the GRACE PERIOD if the Net Accumulation Value is insufficient to pay a Monthly Deduction.

PAYMENT OF PREMIUM. The initial premium is payable at the Administrator Mailing Address or to an authorized representative of Lincoln New York. All subsequent premium payments are payable at the Administrator Mailing Address.

PLANNED PREMIUM. If the Owner chooses to make periodic premium payments, Lincoln New York shall send premium reminder notices In Writing for the amounts and with the frequency elected by the Owner. Changes in the amounts or frequency of such payments will be subject to the consent of Lincoln New York.

ADDITIONAL PREMIUM. In addition to any planned premium, it is possible to make additional premium payments of no less than $100 at any time before the Insured reaches Age 100. Lincoln New York reserves the right to limit the amount or frequency of any such additional premium payments. If a payment of any additional premium would increase the difference between the Death Benefit Proceeds and the Accumulation Value, Lincoln New York may reject the additional premium payment unless satisfactory evidence of insurability is furnished to Lincoln New York. If a payment of additional premium would cause the policy to cease to qualify as insurance for federal income tax purposes, Lincoln New York may reject all or such excess portion of the additional premium. Any additional payment received by Lincoln New York shall be applied to repay any outstanding loans and to that extent shall not be treated as premium, unless Lincoln New York is specifically instructed otherwise In Writing by the Owner.

ALLOCATION OF NET PREMIUM PAYMENTS. Net Premium Payments may be allocated to the Fixed and/or Variable Sub-Accounts under the policy subject to POLICY SPECIFICATIONS, LIMITS ON ALLOCATION OF NET PREMIUM PAYMENTS. All Net Premium Payments received before the end of the Right-to-Examine Period shall be allocated upon the expiration of the Right-to-Examine Period in accordance with the allocation percentages specified in the application. Subsequent Net Premium Payments shall be allocated on the same basis as the most recent Net Premium Payment unless Lincoln New York is otherwise instructed In Writing.


LN680                               NY                                        11

NO LAPSE PROVISION. If elected on the application, this policy includes a No Lapse Provision during the first 10 policy years. The No Lapse Premium due on or before each Monthly Anniversary Day is specified in the POLICY SPECIFICATIONS. As long as the sum of all premium payments less any indebtedness and partial surrenders is at least equal to the sum of the No Lapse Premiums due since the Date of Issue, the policy will not lapse during those years even if the Net Accumulation Value is insufficient to meet the Monthly Deductions.

A period of 61 days will be granted for payment of the No Lapse Premium if on any Monthly Anniversary Day it is determined that the No Lapse Premium requirement has not been met. At least 31 days before the end of that period, Lincoln New York will notify the Owner of the amount of premium necessary to maintain the No Lapse Provision.

The No Lapse Provision will terminate at the beginning of the 11th Policy Year, or sooner if (a) the No Lapse Premium requirements are not met, (b) there is an increase in the Specified Amount, or (c) there is a change in the Death Benefit Option. Once the No Lapse Provision is terminated, it cannot be reinstated. The No Lapse Provision applies for the first 10 policy years only. Continuing to pay the No Lapse Premium amount beyond the expiration of the No Lapse Provision does not guarantee that the policy will not lapse.

COVERAGE DATE. The Planned Premium amount as shown in the Policy Specifications page, payable in accordance with the payment mode specified, may not continue the policy in force until the Policy Anniversary after the Insured reaches Age 100 even if the amount is paid as scheduled. The duration for which the policy will continue will depend upon:

1. The amount, timing, and frequency of premium payment;

2. Changes in the Specified Amount and Death Benefit options;

3. Changes in current interest credits and insurance costs;

4. Changes in deductions for riders, if any; and

5. Partial Surrenders and loans.

GRACE PERIOD. Except as provided under the NO LAPSE PROVISION, if on any Monthly Anniversary Day the Net Accumulation Value is insufficient to cover the current Monthly Deduction, or if the amount of indebtedness exceeds the Accumulation Value less the surrender charge(s), Lincoln New York shall send a notice In Writing to the Owner and any assignee of record. Such notice shall state the amount which must be paid to avoid termination. The Net Premium Payment due will be at least equal to (a) the amount by which the Monthly Deduction Amount exceeds the Net Accumulation Value, or (b) the amount by which the indebtedness exceeds the Accumulation Value less the surrender charge(s), and (c) enough additional premium to maintain the policy in force for at least two months.

If the amounts set forth in the notice are not paid to Lincoln New York on or before the day that is the later of (a) 31 days after the date of mailing of the notice, and (b) 61 days after the Monthly Anniversary Day with respect to which such notice applies (together, the "Grace Period"), then the policy shall terminate. All coverage under the policy will then lapse without value.

REINSTATEMENT. After the policy has lapsed due to the failure to make a necessary payment before the end of an applicable Grace Period, the policy may be reinstated provided (a) the policy has not been surrendered, (b) there is an application for reinstatement In Writing, (c) satisfactory evidence of insurability is furnished to Lincoln New York, (d) enough premium is paid to keep the policy in force for at least 2 months, and (e) any accrued loan interest is paid. The reinstated policy shall be effective as of the


LN680                               NY                                        12

Monthly Anniversary Day after the date on which Lincoln New York approves the application for reinstatement. The Net Premium Payment and any loan repayment upon reinstatement will be allocated as set forth under ALLOCATION OF NET PREMIUM PAYMENTS and LOAN PROVISIONS, LOAN ACCOUNT and LOAN REPAYMENT. Upon reinstatement, the surrender charges assessed at the time of lapse will be credited to the Accumulation Value (in proportion to the then current allocation of Net Premium Payments), and the surrender charges set forth in SCHEDULE 1 will be reinstated as of the Policy Year in which the policy lapsed.

                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS


OWNER. The Owner on the Date of Issue will be the person designated in the POLICY SPECIFICATIONS. If no person is designated as Owner, the Insured will be the Owner.

RIGHTS OF OWNER. While the Insured is alive except as provided below and subject to any applicable state law, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or surrender the policy to Lincoln New York, (b) agree with Lincoln New York to any change in or amendment to the policy, (c) transfer all rights and privileges to another person, (d) change the Beneficiary, and (e) assign the policy.

The Owner may exercise any rights and privileges under the policy without the consent, subject to any applicable state law, of any designated Beneficiary if the Owner has reserved the right to change the Beneficiary. If there is an assignment of the policy recorded with Lincoln New York, the Owner may exercise the rights and privileges under the policy only with the consent of the recorded assignee.

Unless provided otherwise, if the Owner is a person other than the Insured and dies before the Insured, all of the rights and privileges of the Owner under the policy shall vest in the Owner's executors, administrators or assigns.

TRANSFER OF OWNERSHIP. The Owner may transfer all rights and privileges of the Owner. On the date of transfer, the transferee shall become the Owner and shall have all the rights and privileges of the Owner. The Owner may revoke any transfer before the date of transfer.

A transfer, or a revocation of transfer, shall be In Writing and shall take effect the later of the date of transfer specified by the Owner or the date it is recorded by Lincoln New York, and any payment made or any action taken or allowed by Lincoln New York before such time in reliance on the recorded ownership of the policy shall be without prejudice to Lincoln New York.

Unless otherwise directed by the Owner, with the consent of any assignee recorded with Lincoln New York, a transfer shall not affect the interest of any Beneficiary designated before the date of transfer.

ASSIGNMENT. Assignment of the policy shall be In Writing and shall be effective when Lincoln New York receives it. Lincoln New York shall not be responsible for the validity or sufficiency of any assignment. An assignment of the policy shall remain effective only so long as the assignment remains in force. If an assignment so provides, it shall transfer the interest of any designated transferee or of any Beneficiary if the Owner has reserved the right to change the Beneficiary.

BENEFICIARY. The Beneficiary on the Date of Issue shall be the person designated in the POLICY SPECIFICATIONS. Unless provided otherwise, the interest of any Beneficiary who dies before the Insured shall vest in the Owner or the Owner's executors, administrators or assigns.

CHANGE OF BENEFICIARY. The Beneficiary may be changed from time to time. Unless provided otherwise,



LN680                               NY                                       13
the right to change the Beneficiary is reserved to the Owner. A request for change of Beneficiary shall be In Writing, signed by the Owner and, if the right to change the Beneficiary has not been reserved to the Owner, signed by the existing Beneficiary. A change of Beneficiary shall be effective, retroactive to the date of request, only when the change recorded by Lincoln New York, and any payment made or any action taken or allowed by Lincoln New York before such time in reliance on its records as to the identity of the Beneficiary shall be without prejudice to Lincoln New York.

                           VARIABLE ACCOUNT PROVISIONS


VARIABLE ACCOUNT AND VARIABLE SUB-ACCOUNTS. Assets invested on a variable basis are held in the separate account ("Variable Account") which is designated in the Definitions provision of the policy. The separate account was established by a resolution of Lincoln New York's Board of Directors as a "separate account" under the insurance law of the State of New York, Lincoln New York's state of domicile and is registered as a unit investment trust under the 1940 Act. The assets of the Variable Account (except assets in excess of the reserves and other contract liabilities of the Variable Account) shall not be chargeable with liabilities arising out of any other business conducted by Lincoln New York and the income, gains or losses from the Variable Account assets shall be credited or charged against the Variable Account without regard to the income, gains or losses of Lincoln New York. The Variable Account assets are owned and controlled exclusively by Lincoln New York, and Lincoln New York is not a trustee with respect to such assets.


The Variable Account is divided into Variable Sub-Accounts. The assets of each Variable Sub-Account shall be invested fully and exclusively in shares of the appropriate Fund for such Variable Sub-Account. The investment performance of each Variable Sub-Account shall reflect the investment performance of the appropriate Fund. For each Variable Sub-Account, Lincoln New York shall maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Variable Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, Lincoln New York may elect to operate the Variable Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Variable Account. In the event of such a change, Lincoln New York shall endorse the policy to reflect the change and may take any other necessary or appropriate action required to effect the change. Any changes in the investment policies of the Variable Account shall first be approved by the New York Insurance Commissioner and approved or filed, as required, in any other state or other jurisdiction where the policy was issued.

INVESTMENTS OF THE VARIABLE SUB-ACCOUNTS. All amounts allocated or transferred to a Variable Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund shall at all times be registered under the 1940 Act as an open-end management investment company. The Funds available for investment and for which Variable Sub-Accounts have been established as of the Date of Issue are listed in the application for the policy. Lincoln New York, after due consideration of appropriate factors, may add additional Funds at any time or may eliminate or substitute Funds in accordance with FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by Lincoln New York from a Variable Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to the amount to be deducted.



LN680                               NY                                      14

INVESTMENT RISK. Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. As to the Variable Account assets, the Owner bears the entire investment risk of gain or loss.

FUND WITHDRAWAL AND SUBSTITUTED SECURITIES. If a particular Fund ceases to be available for investment by the Variable Account, or Lincoln New York determines that further investment in the particular Fund is not appropriate in view of the purposes of the Variable Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), Lincoln New York may withdraw the particular Fund as a possible investment in the Variable Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. Lincoln New York shall obtain any necessary regulatory or other approvals. Lincoln New York may make appropriate endorsements to the policy to the extent reasonably required to reflect any withdrawal or substitution.

                            POLICY VALUES PROVISIONS


ACCUMULATION VALUE. The Accumulation Value equals the sum of (i) the Fixed Account value, (ii) the Variable Account value, and (iii) the Loan Account value. At any point in time, therefore, the Accumulation Value reflects (a) Net Premium Payments made, (b) the amount of any partial surrenders, (c) any increases or decreases as a result of market performance in the Variable Sub-Accounts, (d) interest credited under the Fixed Account, (e) interest credited under the Loan Account, and (f) all expenses and fees as specified under SCHEDULE 2.


FIXED ACCOUNT VALUE. The Fixed Account value, if any, with respect to the policy, at any point in time, is equal to the sum of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account plus interest credited to such account less the portion of the Monthly Deductions applied to the Fixed Account and less any partial surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT. Lincoln New York will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of: (a) a compounded daily rate of 0.010746% (equivalent to a compounded annual rate of 4%), or (b) a rate determined by Lincoln New York from time to time. Such rate will be established on a prospective basis, and once credited, such interest will be nonforfeitable.

LOAN ACCOUNT VALUE. The Loan Account value, if any, with respect to the policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s). (See LOAN PROVISIONS, LOAN ACCOUNT.)

INTEREST RATE CREDITED ON LOAN ACCOUNT VALUE. The annual rate at which interest is credited on the Loan Account Value will be 7%.

VARIABLE ACCOUNT VALUE. The Variable Account value, if any, with respect to the policy, for any Valuation Period is equal to the sum of the then stated values of all Variable Sub-Accounts under the policy. A Variable Accumulation Unit is a unit of measure used in the calculation of the value of each Variable Sub-Account. The stated value of each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited or debited to such Variable Sub-Account with respect to the policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period.



LN680                               NY                                      15

VARIABLE ACCUMULATION UNIT VALUE. All or part of a Net Premium Payment allocated or transferred to a Variable Sub-Account is converted into Variable Accumulation Units. The number of units will be calculated by dividing each amount allocated, transferred, distributed or redeemed by the Accumulation Unit Value of the appropriate Variable Sub-Account at the end of the Valuation Period in which it is received. The Accumulation Unit Value for each Variable Sub-Account was initially established at $10.00. It may thereafter increase or decrese from on Valuation Period to the next. The Variable Accumulation Unit Value for a Variable Sub-Account for the later Valuation Period is determined as follows:

1. The total value of Fund shares held in the Variable Sub-Account is calculated by multiplying the number of Fund shares owned by the Variable Sub-Account at the end of the preceding Valuation Period by the net asset value per share of the Fund at the end of the current Valuation Period and adding any dividend or other distribution of the Fund made during the Valuation Period; minus


2. The liabilities of the Variable Sub-Account at the end of the Valuation Period; such liabilities include daily charges imposed on the Variable Sub-Account and may include a charge or credit with respect to any taxes paid or reserved for by Lincoln New York that Lincoln New York determines result from the operations of the Variable Account; and


3. The difference between the values obtained under steps (1) and (2) is divided by the number of Variable Accumulation Units for that Variable Sub-Account outstanding at the beginning of the current Valuation Period.


The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the M&E charge multiplied by the number of calendar days in the Valuation Period.

The Variable Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

COST OF INSURANCE. The Cost of Insurance is determined monthly. Such cost is calculated as (1), multiplied by the result of (2) minus (3), where:


(1)  is the Cost of Insurance Rate as described in COST OF INSURANCE RATES,

(2) is the Death Benefit at the beginning of the policy month, divided by 1.0032737, and

(3) is the Accumulation Value at the beginning of the policy month prior to the deduction for the monthly Cost of Insurance

COST OF INSURANCE RATES. The Cost of Insurance Rates are determined from time to time by Lincoln New York based on its expectations of future mortality, Fixed Account investment earnings, persistency, and expenses, and vary as set forth in
SCHEDULE 3. The actuarial formula used to make such determination has been filed with the insurance supervisory official of the jurisdiction in which the policy is delivered. A portion of such Cost of Insurance rates may represent a recovery of expenses associated with the administration of the policy; such recovery may be greater in the early policy years. Any change in Cost of Insurance Rates will apply to all individuals of the same class as the Insured. The Cost of Insurance Rates shall not exceed the amounts described in SCHEDULE 3.

MONTHLY DEDUCTION. Each month, on the Monthly Anniversary Day, Lincoln New York will deduct the Monthly Deduction by withdrawing the amount from the Fixed and Variable Sub-Accounts in proportion to



LN680                               NY                                      16
which the balances invested in such Fixed and Variable Sub-Accounts bear to the Net Accumulation Value as of the date on which the deduction is made, unless otherwise agreed In Writing by Lincoln Life and the Owner. The Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:


CHARGE (1) is the Cost of Insurance (as described in COST OF INSURANCE) and the cost of any supplemental riders or optional benefits, and

CHARGE (2) is the Monthly Administrative Fee as described under SCHEDULE 2.

BASIS OF COMPUTATIONS. The Cost of Insurance Rates are guaranteed to be no greater than that calculated based on the applicable 1980 Commissioners Standard Ordinary Mortality Table (Age nearest birthday).

All policy values are at least equal to that required by the jurisdiction in which the policy is delivered. A detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                          TRANSFER PRIVILEGE PROVISION


TRANSFER PRIVILEGE. At any time while the policy is in force, other than during the Right-to-Examine Period, the Owner has the right to transfer amounts among the Fixed and Variable Sub-Accounts then available under the policy. All such transfers are subject to the following provisions. Transfers may be made In Writing. Transfer requests must be received at the Administrator Mailing Address prior to the time of day set forth in the prospectus and provided the NYSE is open for business, in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next business day the NYSE is open for business. A single transfer request, In Writing, may consist of multiple transactions.


Transfers from the Fixed Account are subject to the POLICY SPECIFICATIONS, LIMITS ON TRANSFERS. Transfers to the Fixed Account will earn interest as specified under POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT. Transfers involving Variable Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Variable Sub-Account. The purchase or cancellation of such units shall be made using Variable Accumulation Unit values of the applicable Variable Sub-Account for the Valuation Period during which the transfer is effective.

Unless otherwise changed by Lincoln New York to be less restrictive, transfers shall be subject to the following conditions: (a) Up to 12 transfer requests may be made during any Policy Year without charge, however, for each transfer request in excess of 12, a transfer fee as set forth in SCHEDULE 2 may be deducted on a pro-rata basis from the Fixed and/or Variable Sub-Accounts from which the transfer is being made; (b) The amount being transferred may not be less than $50 unless the entire value of the Fixed or Variable Sub-Account is being transferred; (c) The amount being transferred may not exceed Lincoln New York's maximum amount limit then in effect; (d) Transfers among the Variable Sub-Accounts or from a Variable Sub-Account to the Fixed Account can be made at any time; (e) Transfers involving Variable Sub-Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds; and (f) Any value remaining in the Fixed or a Variable Sub-Account following a transfer may not be less than $100.



LN680                                                                         17

If the investment strategy of a Variable Sub-Account were changed, the Owner may transfer the amount in that Variable Sub-Account to the Fixed Account without a transfer charge, even if the 12 free transfers have already been used. Moreover, no transfer charge will be imposed when the Owner, in accordance with INSURANCE COVERAGE PROVISIONS, RIGHT TO CONVERT and GENERAL PROVISIONS, CHANGE OF PLAN, exchanges the policy for an equivalent fixed account policy, even if the 12 free transfers have already been used.


                    OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION. The Owner may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, without charge, but may participate in only one program at any time.

DOLLAR COST AVERAGING. Dollar Cost Averaging systematically transfers specified dollar amounts from the Money Market Sub-Account. Transfer allocations may be made to one or more of the Sub-Accounts on a monthly or quarterly basis. By making allocations on a regularly scheduled basis, instead of on a lump sum basis, exposure to market volatility may be reduced. Dollar Cost Averaging will not assure a profit or protect against a declining market. If Dollar Cost Averaging is elected, the value in the Money Market Sub-Account must be at least $1,000 initially. The minimum amount that may be allocated is $50 monthly.

An election for Dollar Cost Averaging is effective after receipt at the Administrative Mailing Address of a request from the Owner, In Writing, or by telephone, if adequately authenticated. An election is effective within 10 business days, but only if there is sufficient value in the Money Market Sub-Account. Lincoln Life may, in its sole discretion, waive Dollar Cost Averaging minimum deposit and transfer requirements.

Dollar Cost Averaging terminates automatically: (a) if the number of designated transfers has been completed; (b) if the value in the Money Market Sub-Account is insufficient to complete the next transfer; (c) one week after receipt at the Administrative Mailing Address of a request for termination In Writing, or by telephone, if adequately authenticated; or (d) if the policy is surrendered.

AUTOMATIC REBALANCING. Automatic Rebalancing periodically restores the percentage of policy value allocated to each Variable Sub-Account to a level pre-determined by the Owner (e.g. 20% Money Market, 50% Growth, 30% Utilities). The Fixed Account is not subject to rebalancing. The pre-determined level is the allocation initially selected on the application, until changed by the Owner. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Variable Sub-Accounts will be subject to Automatic Rebalancing.

The Owner may elect Automatic Rebalancing on a quarterly, semi-annual or annual basis. Automatic Rebalancing may be elected, terminated or the allocation may be changed at any time by the Owner, effective within 10 business days of receipt of a request at the administrator mailing address In Writing or by telephone, if adequately authenticated.

                  NONFORFEITURE AND SURRENDER VALUE PROVISIONS


SURRENDER. Surrender of the policy is effective on the business day of receipt by Lincoln New York of the policy and a request for surrender In Writing, provided that at the time of such receipt the policy is in force.





LN680                      NY                                                18

SURRENDER VALUE. The amount payable on surrender of the policy (the "Surrender Value") shall be the Net Accumulation Value less any accrued loan interest not yet charged, and less any Surrender Charges as determined under the provision of
SCHEDULE 1.

The Surrender Value shall be paid by Lincoln New York in a lump sum or as provided under the OPTIONAL METHODS OF SETTLEMENT rider. Any deferment of payments by Lincoln New York will be subject to GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.

CONTINUATION OF COVERAGE. If the Insured is still living at Age 100 and the policy has not lapsed or been surrendered, the Variable Account value, if any, will be transferred to the Fixed Account on the next Monthly Anniversary Day after the Insured becomes Age 100 and no further transfers among Funds will be allowed. Lincoln New York will continue to credit interest to the Accumulation Value as defined in POLICY VALUES PROVISIONS, INTEREST CREDITED UNDER FIXED ACCOUNT, and no further Monthly Deductions, premium payments, expense charges, administrative or policy fee will be made. The policy will remain in force until it is surrendered or the Death Benefit Proceeds become payable.

PARTIAL SURRENDER. A partial surrender may be made from the policy on any Valuation Day in accordance with the following as long as the policy is in force even after Age 100. A partial surrender must be requested In Writing or, if previously authorized, by telephone. A partial surrender may only be made if the amount of the partial surrender, excluding the transaction fee as specified in
SCHEDULE 1, (a) is not less than $500; (b) is not more than 90% of the Surrender Value of the policy as of the end of the Valuation Period ending on the Valuation Day on which the request is accepted by Lincoln New York; and (c) would not cause the Specified Amount to decline below the Minimum Specified Amount set forth in the POLICY SPECIFICATIONS. The amount of the partial surrender and the transaction fee shall be withdrawn from the Fixed and/or Variable Sub-Accounts in proportion to the balances invested in such Sub-Accounts.


Any surrender results in a withdrawal of funds from all of the Fixed and/or Variable Sub-Accounts which have balances allocated to them. Any surrender from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit value of the Variable Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

EFFECT OF PARTIAL SURRENDERS ON ACCUMULATION VALUE AND SPECIFIED AMOUNT. As of the end of the Valuation Day on which there is a partial surrender, (a) the Accumulation Value shall be reduced by the sum of (i) the amount of the partial surrender, plus (ii) the transaction fee specified in SCHEDULE 1; and (b) if DEATH BENEFIT OPTION 1 is in effect, the Specified Amount shall be reduced by the amount of the partial surrender.

                                 LOAN PROVISIONS

POLICY LOANS. If the policy has Surrender Value, Lincoln New York will grant a loan against the policy provided: (a) a proper loan agreement is executed and
(b) a satisfactory assignment of the policy to Lincoln New York is made. Loans may continue to be made after the Insured's Age 100. The loan may be for any amount up to 100% of the then current Surrender Value; however, Lincoln New York reserves the right to limit the amount of such loan so that total indebtedness will not exceed 90% of an amount equal to the then current Accumulation Value less the surrender charge(s) as set forth under SCHEDULE 1. The amount borrowed will be paid within seven days of Lincoln New York's receipt of such request, except as Lincoln New York may be permitted to defer the payment of amounts as specified under GENERAL PROVISIONS, DEFERMENT OF PAYMENTS.



LN680                            NY                                           19

The minimum loan amount is $500. Lincoln New York reserves the right to modify this amount in the future. Lincoln New York will withdraw such loan from the Fixed and/or Variable Sub-Accounts in proportion to the then current account values, unless the Owner instructs Lincoln New York otherwise In Writing.

LOAN ACCOUNT. The amount of any loan will be transferred out of the Fixed and/or Variable Sub-Accounts as described above. Such amount will become part of the Loan Account Value. The outstanding loan balance at any time includes accrued interest on the loan.

LOAN REPAYMENT. The outstanding loan balance (i.e. indebtedness) may be repaid at any time during the lifetime of the Insured, however, the minimum loan repayment is $100 or the amount of the outstanding indebtedness, if less. The Loan Account will be reduced by the amount of any loan repayment. Any repayment of indebtedness, other than loan interest, will be allocated to the Fixed and/or Variable Sub-Accounts in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and Lincoln New York agree otherwise In Writing.

INTEREST RATE CHARGED ON LOAN ACCOUNT. Interest charged on the Loan Account will be at a rate equivalent to 8% per year, payable in arrears.

Interest charged on the Loan Account is payable annually on each Policy Anniversary or as otherwise agreed In Writing by the Owner and Lincoln New York. Such loan interest amount, if not paid when due, will be transferred out of the Fixed and/or Variable Sub-Accounts in proportion to the then current Net Accumulation Value and into the Loan Account, unless both the Owner and Lincoln New York agree otherwise.

INDEBTEDNESS. The term "indebtedness" means money which is owed on this policy due to an outstanding loan and interest accrued thereon but not yet charged. A loan, whether or not repaid, will have a permanent effect on the Net Accumulation Value and may have a permanent effect on the Death Benefit Proceeds. Any indebtedness at time of settlement will reduce the proceeds payable under the policy. A policy loan reduces the then current Net Accumulation Value under the policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. The Owner should consult a tax advisor prior to taking a loan.

If at any time the total indebtedness against the policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge(s), a notice will be sent at least 31 days before the end of the grace period to the Owner and to assignees, if any, that this policy will terminate unless the indebtedness is repaid. The policy will thereupon terminate without value at the end of the grace period subject to the conditions in PREMIUM AND REINSTATEMENT PROVISIONS, GRACE PERIOD.

                          INSURANCE COVERAGE PROVISIONS


DATE OF COVERAGE. The date of coverage will be the Date of Issue provided the initial premium has been paid and the policy accepted by the Owner (a) while the Insured is alive, and (b) prior to any change in health and insurability as represented in the application.

For any insurance that has been reinstated, the date of coverage will be the Monthly Anniversary Day that coincides with or next follows the day the application for reinstatement is approved by Lincoln New York, provided the Insured is alive on such day. (See PREMIUM AND REINSTATEMENT PROVISIONS, REINSTATEMENT.)



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                    INSURANCE COVERAGE PROVISIONS (CONTINUED)


TERMINATION OF COVERAGE. All coverage under the policy terminates on the first to occur of the following:


1.   Surrender of the policy;

2.   Death of the Insured; or

3. Failure to pay the amount of premium necessary to avoid termination before the end of any applicable Grace Period


No action by Lincoln New York after such a termination of the policy, including any Monthly Deduction made after termination of coverage, shall constitute a reinstatement of the policy or waiver of the termination. Any such deduction will be refunded.

DEATH BENEFIT PROCEEDS. If the Insured dies while the policy is in force, Lincoln New York shall pay Death Benefit Proceeds equal to the greater of (i) the amount determined under the Death Benefit Option in effect at the time of the Insured's death, or (ii) an amount determined by Lincoln New York equal to that required by the Internal Revenue Code to maintain the contract as a life insurance policy. (See SCHEDULE 4.)

DEATH BENEFIT OPTIONS. Following are the Death Benefit Options available under the policy:


     DEATH BENEFIT OPTION 1:


     THE SPECIFIED AMOUNT. The Specified Amount on the date of death, less any indebtedness and partial surrenders.


     DEATH BENEFIT OPTION 2:


     SUM OF THE SPECIFIED AMOUNT AND THE ACCUMULATION VALUE. The sum of the Specified Amount plus the Net Accumulation Value on the date of death, less loan interest accrued, but not yet charged.


Unless DEATH BENEFIT OPTION 2 is elected, the Owner will be deemed to have elected DEATH BENEFIT OPTION 1.

CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTION. Unless provided otherwise, a change in Specified Amount or Death Benefit Option may be effected any time while this policy is in force, provided the request for change is In Writing and filed at the Administrator Mailing Address. All such changes are subject to the consent of Lincoln New York and the following conditions.

CHANGES IN SPECIFIED AMOUNT:

1. If a decrease in the Specified Amount is requested, the decrease will become effective on the Monthly Anniversary Day that coincides with or next follows the receipt of the request provided any requirements, as determined by Lincoln New York, are met.


     In such event, Lincoln New York will reduce the existing Specified Amount against the most recent increase first, then against the next most recent increases successively, and finally, against insurance provided under the original application; however, Lincoln New York reserves the right to limit the amount of any decrease so that the Specified Amount will not be less than the Minimum Specified Amount shown in the POLICY SPECIFICATIONS.


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                    INSURANCE COVERAGE PROVISIONS (CONTINUED)

2.   If an increase in the Specified Amount is requested:

     (a) a supplemental application must be submitted and evidence of insurability of the Insured satisfactory to Lincoln New York must be furnished; and

     (b)  any other requirements as determined by Lincoln New York must be met.

     If Lincoln New York approves the request, the increase will become effective upon (i) the Monthly Anniversary Day that coincides with or next follows the date the request is approved by Lincoln New York and (ii) the deduction from the Accumulation Value (in proportion to the then current account values of the Fixed and/or Variable Sub-Accounts) of the first month's Cost of Insurance for the increase, provided the Insured is alive on such day.

CHANGES IN DEATH BENEFIT OPTION:

1.   On a change from DEATH BENEFIT OPTION 1 to DEATH BENEFIT OPTION 2:

     The Specified Amount will be reduced by the Accumulation Value as of the Monthly Anniversary Day that coincides with or next follows the date of receipt of the request for change.

2.   On a change from DEATH BENEFIT OPTION 2 to DEATH BENEFIT OPTION 1:

     The Specified Amount will be increased by the Accumulation Value and the date of the change will be the Monthly Anniversary Day that coincides with or next follows the date of receipt of the request for change.

Lincoln New York will not allow a decrease in the amount of insurance below the minimum amount required to maintain this contract as a life insurance policy under the Internal Revenue Code.

RIGHT TO CONVERT. The Owner may convert this policy to a substantially comparable flexible premium adjustable life insurance policy without evidence of insurability for an amount of insurance not exceeding the death benefit of the variable life insurance policy on the date of conversion.

PAID-UP INSURANCE OPTION. At any time, the Owner may transfer all of the Variable Account Value to the Fixed Account and then surrender the policy for reduced guaranteed nonparticipating paid-up insurance. No monthly administrative fees would apply to such paid-up insurance. The amount of paid-up insurance will be that which the surrender value will purchase when applied as a net single premium at the Insured's then attained age using the guaranteed interest and mortality basis set forth under the "Basis of Computations" provision of the policy. The paid-up insurance will not include any supplementary or additional benefits provided by rider under the original policy.




                               GENERAL PROVISIONS


THE POLICY. The policy and the application for the policy constitute the entire contract between the parties. All statements made in the application shall be deemed representations and not warranties. No statement may be used in defense of a claim under the policy unless it is contained in the application and a copy of the application is attached to the policy when issued.

Only the President, a Vice President, an Assistant Vice President, a Secretary, a Director or an Assistant Director of Lincoln New York may execute or modify the policy.



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                         GENERAL PROVISIONS (CONTINUED)


The policy is executed at the Administrator MAILING ADDRESS located on the front cover of the policy.

NON-PARTICIPATION. The policy is not entitled to share in surplus distribution.

NOTICE OF CLAIM. Due Proof of Death must be furnished to Lincoln New York as soon as reasonably practicable after the death of the Insured. Such notice shall be given to Lincoln New York In Writing by or on behalf of the Owner.

PAYMENT OF PROCEEDS. Proceeds, as used in this policy, means the amount payable
(a) upon the surrender of this policy, or (b) upon the Insured's death.

The amount payable upon receipt of due proof of death will be the Death Benefit Proceeds as of the date of death. (See INSURANCE COVERAGE PROVISIONS, DEATH BENEFIT PROCEEDS.) Death Benefit Proceeds are payable from the Administrator Mailing Address upon the Insured's death subject to the receipt of Due Proof of Death and will include interest as required by any applicable state law. If the death occurs during the Grace Period, Lincoln New York will pay the Death Benefit Proceeds for the Death Benefit Option in effect immediately prior to the GRACE PERIOD, reduced by any overdue monthly deductions.

If the policy is surrendered, the proceeds will be the Surrender Value described in NONFORFEITURE AND SURRENDER VALUE PROVISIONS.

The proceeds are subject to the further adjustments described in the following provisions:


1.   Misstatement of Age or Sex;

2.   Incontestability; and

3.   Suicide.


When settlement is made, Lincoln New York may require return of the policy.

DEFERMENT OF PAYMENTS. Any amounts payable as a result of loans, surrender, or partial surrenders will be paid within 7 days of Lincoln New York's receipt of such request. However, payment of amounts from the Variable Sub-Accounts may be postponed when the NYSE is closed or when the SEC declares an emergency. Additionally, Lincoln New York reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by Lincoln New York; during any such deferred period, the amount payable will bear interest as required by law.

MISSTATEMENT OF AGE OR SEX. If the age or sex of the Insured is misstated, Lincoln New York will adjust all benefits to the amounts that would have been purchased for the correct age and sex according to the basis specified in
SCHEDULE 3.

SUICIDE. If the Insured commits suicide, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid, less
(a) any indebtedness against the policy and (b) the amount of any partial surrenders. If the Insured commits suicide, within 2 years from the date of any increase in the Specified Amount resulting from an application by the Owner subsequent to the Date of Issue of the policy, the Death Benefit Proceeds with respect to such increase will be limited to a refund of the monthly charges for the cost of such additional insurance and the amount of insurance will be limited to the amount of Death Benefit Proceeds applicable before such increase was made provided that the increase became effective at least 2 years from the Date of Issue of the policy.


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

                         GENERAL PROVISIONS (CONTINUED)


INCONTESTABILITY. Except for nonpayment of Monthly Deductions, this policy will be incontestable after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue. This means that Lincoln New York will not use any misstatement in the application to challenge a claim or avoid liability after that time. Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the lifetime of the Insured.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be (a) limited for a period of 2 years from the date of reinstatement and (b) limited to material misrepresentations made in the reinstatement application.

ANNUAL REPORT. Lincoln New York will send a report to the Owner at least once a year without charge. The report will show the Accumulation Value as of the reporting date and the amounts deducted from or added to the Accumulation Value since the last report. The report will also show (a) the current Death Benefit Proceeds, (b) the current policy values, (c) premiums paid and all deductions made since the last report, (d) outstanding policy loans, and (e) any other information required by the Superintendent of Insurance.

PROJECTION OF BENEFITS AND VALUES. Lincoln New York will provide a projection of illustrative future Death Benefit Proceeds and values to the Owner at any time upon written request and payment of a service fee, if any.

CHANGE OF PLAN. This policy may be exchanged for another policy only if Lincoln New York consents to the exchange and all requirements for the exchange as determined by Lincoln New York are met.

POLICY CHANGES - APPLICABLE LAW. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, Lincoln New York reserves the right to return any premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by Lincoln New York. Further, Lincoln New York reserves the right to make changes in this policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.









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












                   LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK
                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

  Non-Participating Variable life insurance payable upon death of the Insured.
                            Adjustable Death Benefit.
                  Surrender Value payable upon surrender of the
              policy. Flexible premiums payable to when the Insured
                                reaches Age 100.
                Investment results reflected in policy benefits.
       Premium Payments and Supplementary Coverages as shown in the Policy
                                 Specifications.


LN680